PANAMCO
                             MODERATOR: CRAIG JUNG
                               FEBRUARY 5, 2003
                                10:00 A.M. EST



OPERATOR:

On January 30, 2003, Panamerican Beverages, Inc. filed with the Securities and Exchange Commission a preliminary proxy statement regarding the proposed business combination transaction referred to in the foregoing information. In addition, Panamerican Beverages, Inc. will prepare and file with the SEC a definitive proxy statement and other documents regarding the proposed transaction. Investors and security holders are urged to read the definitive proxy statement, when it becomes available, because it will contain important information. The definitive proxy statement will be sent to shareholders of Panamerican Beverages, Inc. seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when it is available) and other documents filed with the SEC by Panamerican Beverages, Inc. at the SEC's website at www.sec.gov. The definitive proxy statement (when it is available) and these other documents may also be obtained for free from Panamerican Beverages, Inc. by directing a request to Laura I. Maydon (lmaydon@panamcollc.com).

A detailed list of names, affiliations and interests of participants in the solicitation of proxies of Panamerican Beverages, Inc. to approve the proposed business combination is included in the preliminary proxy statement.

Good morning, Ladies and Gentlemen, and welcome to the Panamco conference call.

Before we get started, I've been asked to read the following statement. During the course of this call, the company may make certain forward-looking statements within the meaning of U.S. Federal Securities Laws, including statements related to anticipated future earnings and costs statements.

It is important to note that these statements involve a number of risks, uncertainties, and other factors that could cause Panamco's actual results to differ materially from those included in such forward-looking statements. Information concerning such factors is contained in Panamco's Annual Report on Form 10K for the year ended December 31, 2001, and other documents filed by Panamco with the U.S. Securities and Exchange Commission, all of which are available from the SEC.

This call will be followed by a question and answer session. Now, I would like to turn the call over to Mr. Craig Jung, President and Chief Executive Officer of Panamco. Mr. Jung?

CRAIG JUNG, PRESIDENT AND CEO, PANAMCO: Thank you, Operator. Good morning and thank you for joining us.

With me on the call this morning are Annette Franqui, our Chief Financial Officer, Carlos Hernandez , our General Counsel, Ruben Pietropaolo from Panamco NOLAD, and Laura I. Maydon, our Investor Relations Manager.

Let me begin by saying that this has been an historic quarter for Panamco marked by several significant milestones and achievements. As you probably know by now, on December 23, 2002, Panamco announced that it had entered into an agreement to sell the company to Coca-Cola FEMSA for a total consideration $3.6 billion, including the assumption of net debt. We believe this is a win-win transaction, and we are progressing smoothly towards its completion.

Last week, Panamco filed a preliminary proxy statement regarding this transaction with the Securities and Exchange Commission, and both companies have already made the requisite, regulatory filings. We have also started our integration process, kicked off with a joint meeting between Coke-FEMSA and Panamco teams in Mexico last week that, I believe, left both sides energized and positive about the opportunities this combination will create. Following these developments, we still expect the transaction to close in the second quarter of 2003.

During the fourth quarter, Panamco made significant progress in several key markets, allowing it to report operating and net results in line with guidance, despite the unfortunate events in Venezuela and a weaker foreign exchange environment than originally anticipated. A continued focus on execution and on channel and mix management drove positive volume growth in all markets, except Venezuela, with total unit case volumes increasing 5.1 percent in NOLAD, 0.6 percent in Colombia, and 7.6 percent in Brazil versus prior year.

At the same time, tighter cost and expense controls improved operating profitability, particularly in Mexico, where Cash Operating Profit grew 22.9 percent, driving NOLAD's recurring Cash Operating Profit growth of 18.5 percent. Mexico and NOLAD's Cash Operating Margins reached 26.7 percent and
25.5 percent, respectively. Cash Operating Margin in Colombia improved 289 basis points to 22 percent, despite a significantly weaker exchange rate.

On a consolidated basis, recurring Cash Operating Profit for the quarter reached $95.5 million, within our original guidance of $95 million to $105 million. This is an important achievement, given the $12.2 million loss booked in Venezuela, primarily as a result of the general strike. Net income reached $17.6 million, or $15 cents per share, also within our guidance.

For the year excluding facilities, reorganization, and other charges, Panamco reported Cash Operating Profit of $416.7 million and net income of $76.6 million. Also, during the fourth quarter, we successfully concluded the tender offer for shares of Coca-Cola de Panama through our ownership in CA Beverages. The acceptance rate of the offer was approximately 95 percent, and we expect to begin consolidating this operation in the first quarter.

For purposes of this report, we are accounting for the acquisition under the equity method, incorporating into our Other Income line the positive results achieved by the soft drink company, as well as the negative earnings from the proportion of the beer company owned by CA Beverages. Once we fully consolidate Coca-Cola de Panama, only the results from the soft drink operation will be included in our results.

I'd now like to turn to some of the developments we are seeing in the first quarter. After 60 consecutive days of a general strike in Venezuela, we are happy to report that we gradually started distribution in some areas of the country this past Monday and are now gradually resuming production.

As a matter of background on December 2, 2002, a general strike began in Venezuela that effectively halted our production and distribution capabilities. During that period, Panamco maintained a strictly apolitical position and kept as a priority the safety of our employees, our assets, and the Coca-Cola(R) trademark. We have worked closely with The Coca-Cola Company, as well as with CAVIDEA , the food manufacturer's association in Venezuela, to resolve this situation.

While it is impossible to predict the speed at which we will return to normalcy or the exact financial results our operations will yield in the short term, please rest assured that our team in Venezuela, with the help of both our corporate team and The Coca-Cola Company, have developed a plan for a limited return to operations that maximizes results while still protecting employees in what are still very difficult circumstances.

Finally, some of you saw on our preliminary proxy statement, Panamco's projected Cash Operating Profit of $470 million and net income of $115 million for full-year 2003. We are confident of achieving these numbers on a standalone basis with the caveat of Venezuelan operations, where we have not yet updated our projections.

I'd like to now highlight Panamco's fourth quarter and full-year results. For the fourth quarter, 2002, Panamco reported consolidated net revenues of $546.5 million, a decline of 20.4 percent versus prior year.

Additionally, consolidated net revenue per unit case in U.S. dollars, declined
19.9 percent compared to a year ago, primarily as a result of year-over-year currency depreciation across the region.

Country by country, and on a currency-neutral basis, net revenue per unit case declined 1.4 percent in Mexico and increased 1.5 percent in Central America,
1.7 percent in Colombia, and 10.6 percent in Brazil versus prior year. In Venezuela, net revenue per case was flat compared to a year ago. Panamco reported consolidating recurring Cash Operating Profit for the quarter of $95.5 million, representing a recurring Cash Operating Margin of 17.5 percent, flat from a year ago. Cash Operating Profit reflected improvements in key markets, as well as the negative impact of events in Venezuela.

During the quarter, operating income reached $53.4 million, 14.8 percent below last year. Income before taxes was $37.5 million, representing 30.8 percent growth versus prior year. Our effective tax rate for the quarter increased versus prior year, primarily due to Venezuela's use of tax loss carry-forwards in 2001, which affects the comparison, as well as because a majority of the earnings are to arrive this year by fully tax-paying countries, such as Mexico and Central America.

Based on the above, Panamco reported consolidated, full year, recurring Cash Operating Profit of $416.7 million in line with our previously announced guidance of $415 million to $425 million. Full year net income, excluding facilities reorganization and other charges, and the one-time sale of Kaiser, was $76.6 million, ahead of our guidance of $60 million to $70 million. Improvements below the operating line resulted from a reduction of 20.1 percent net interest expense, given the lower rates and our debt reduction of $78.4 million versus prior year and an increase in other income mainly related to the gains from the sale of Kaiser.

Now, before I turn it over to the Operator, let me emphasize that while we have started our integration process with Coca-Cola FEMSA, we also continue to focus on the day-to-day management of our business with a view to facilitating a smooth transition and continuing to deliver value to our shareholders. Now, I'd like to turn it over to the Operator for questions and answers. Operator?

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, or a comment, you may press the numbers one, followed by four on your touch-tone phone. Once your question has been answered, you may remove yourself from the queue by pressing the pound key. Please hold while we poll for questions.

Our first question is coming from Lore Serra of Morgan Stanley. Please state your question.

LORE SERRA, MORGAN STANLEY: Good morning. My question is about Mexico. Craig, if I interpreted your filing correctly, your projections from Mexico this year are about 287 million of EBITDA, which is about a 12 percent increase from where I think you had for 2002, and I'm just wondering if you could walk us through your views on revenue, currency and margins that would get you to that kind of growth in Mexico this year.

ANNETTE FRANQUI, CHIEF FINANCIAL OFFICER: Lore, this is Annette. Listen, yes, if you extrapolate from the numbers that are in the proxy statement, you do get to those numbers. However, as you know, we do not give projections on a country-by-country basis, and we do not give very detailed projections in volume and revenue. So, unfortunately I'm not going to be able to expand much more than that.

LORE SERRA: Ok. Well, maybe I could then just ask about the quarter. Could you give us a sense of, you know, when you were talking about the 1.4 percent decrease in revenue per case, is that total cases or is that just soft drink cases, and could you comment a bit more on the pricing you talked about in your press release for this year?

ANNETTE FRANQUI: It is total cases, and I'm going to let Ruben talk a little bit about the pricing.

RUBEN PIETROPAOLO, General Manager, NOLAD: Lore, the strategy has been, as you know, to have a sustainable pricing architecture. Of course, with new competitor Big Cola in the market, we have been dealing with them in the last six to eight months with the price of the 2L Ref Pet with success because we have been able to reduce their market share in the last four or five months. So, from now on, and with, I would say, Big Cola with a certain level in the market, I think that we will be able, and we are exploring possibilities of increasing the price of the 2L Ref Pet in order to be better positioned for profitability of the business.

LORE SERRA: Ok, thank you.

OPERATOR: Thank you. Our next question comes from Jeff Kanter of Prudential Securities. Please state your question or your comment.

JEFF KANTER, PRUDENTIAL SECURITIES: Good morning, everybody. Craig, did I understand correctly, cash operating profit '03 of 470, and net income of 115?

CRAIG JUNG: Yes, Jeff.

JEFF KANTER: Ok. Could you just give us a sense of how, as we look into 2003, here, what the pricing architecture is, or the pricing environment is like in Brazil? If you could kind of go into that a little bit. Secondly, your results in Colombia were a little bit better than what I was expecting. Is there something, you know, can you dive into your quarterly results in that market, please? Thank you.

CRAIG JUNG: Sure, let me first address your question about Brazil. I think from a price-environment standpoint, I'm comfortable that the pricing environment continues to be positive in Brazil. You know, as I mentioned, we had over 10 percent pricing in local currency terms, and that was on all cases averaged. Ok?

JEFF KANTER: Mm hmm.

CRAIG JUNG: As we look forward, obviously, you know, the key factor in Brazil is being able to moderate pricing relative to inflation, recognizing right now that devaluation is running higher than the rate of inflation. We continue to see some improvements in the Brazilian currency. I think the market is responding favorably to President Lula's choice of cabinet and his fiscal policy, so far. So, we're continuing to execute our strategic plan.

We view Brazil, you know, being in an envelope. We don't have significant downside risk, I caution though, we also don't believe we'll have significant upside risk in Brazil. You know, that's how we structured our strategic plan and our Annual Operating Plan for 2003.

Relative to Colombia, I'm very proud of the Colombia team. You know, Felipe Alvira , who's our new president in Colombia really took the reins early December in the transition with Roberto Ortiz. And in the quarter, they fully delivered on their commitment to restore control of their cash operating expenses. And we think that's outstanding.

On the other hand, I'd say we saw improvements in volume for the first time in three years in Colombia. And that was a function on one hand of getting our price architecture more rational. We have not taken significant prices in Colombia. We will not take significant prices on returnable presentations in 2003. We will seek to get price increases through on one-way presentations.

I'd add a small amount of the volume increase in Colombia was due to some exported volume, you know, largely to third parties in Venezuela, being quite frank. But that was not a significant number relative to their total volume performance.

JEFF KANTER: Fair enough. So -- and just so I understand with Brazil, you do expect to take a little bit of prices into 2003 or not.

CRAIG JUNG: Yes.

JEFF KANTER: And it was asked and answered with respect to Mexico. So -- OK. Thank you very much.

CRAIG JUNG: You bet.

OPERATOR: Thank you. Our next question comes from Chris Edwards of Fabian, Pictet & Partners . Please pose your question or your comment?

CHRIS EDWARDS, FABIAN PICTET AND PARTNERS: Hi. Good afternoon -- I mean morning to you. On just looking at the Venezuela particularly, I see that in the merger agreement, you singled out Venezuela as a, sort of, area of unique concern. And it's good to hear there's some sense of normality there.

But I just wondered if you could elaborate a bit on the provisions you have about Venezuela in the merger agreement, particularly in the extent that that relates to the exchange controls that may or not be being introduced there and what effect that has on you and on the deal.

And if you could put Venezuela in, sort of, proportion to the deal for me, how much of an importance to getting all the business closed and done by Q2 as relates to Venezuela and what effect it could have.

ANNETTE FRANQUI: Yes. Hi, Chris . This is Annette Franqui. Listen, as you know, the merger agreement has some material adverse effect conditions that looks at changes in Panamco and its subsidiaries that's taken as a whole from September 30th, 2002 until the closing of the merger.

For purposes of determining the MAE on Panamco and its subsidiaries taken as a whole, other than with events related to Venezuela, certain things are excluded whether they took place before or after the signing of the merger agreement.

The events, as you probably know from the proxy, include changes in U.S. GAAP, general downturns in the economy not specifically relating to Panamco, changes in the industries in which Panamco operates and the imposition of exchange controls or other currency fluctuations, as well as any actions that are taken or not taken by the Coca Cola Company.

There's no specific MAE with respect to Venezuela. However, what there is, is a different standard for events in Venezuela. There are no general exceptions for economic or political events in Venezuela taking place after the signing of the merger agreement although changes in U.S. GAAP and the impositionof exchange controls or currency fluctuation are excluded from the MAE.

Additionally, for purposes of determining whether there is an MAE on Panamco and its subs taken as a whole arising out of events in Venezuela, the analysis starts from a baseline for the Venezuela operations that, in effect, is not September 30th but that takes into account the anticipated affect on Panamco of the deterioration in the Venezuelan operations from September 30th to the signing of the merger agreement and whatever we thought was going to be the deterioration that we anticipated at that time. As you know, when we signed the merger agreement, the strike was already taking place.

CHRIS EDWARDS:  Sure.

ANNETTE FRANQUI: If events deteriorated beyond that base line, at that point in time, it would have to be determined whether whatever exceeds the baseline is material for Panamco as a whole.

But I think that that explains how Venezuela differs. Anything more than that, we really cannot get into.

CHRIS EDWARDS: OK.

ANNETTE FRANQUI: OK.

CHRIS EDWARDS: Thanks very much.

ANNETTE FRANQUI: You're welcome.

OPERATOR: Thank you. Our next question comes from Steven Hanson of Millennium Partners. Please pose your question or your comment.

STEVEN HANSON, MILLENNIUM PARTNERS: I have no questions, actually. Sorry.

OPERATOR: Our next question comes from Marco Vera, of Deutsche Bank.

MARCO VERA, DEUTSCHE BANK: Hi. Good morning. My first question relates to Mexico. And I just wanted to learn more about the execution of the water transition in Mexico, not only from a brand switch perspective but from a re-balancing of the packaging strategy and where you are with that.

ANNETTE FRANQUI: Hi, Marco. This is Annette. In terms of the actual transaction, as you know, we had a transaction in October of last year. We are pending the majority of the payment in the first quarter.

In terms of where we are in the transition, I'm going to pass it over to Ruben so that he can talk about the packaging strategy, et cetera.

RUBEN PIETROPAOLO, GENERAL MANAGER, NOLAD, PANAMERICAN BEVERAGES: Yes. Hi,
Marco.

MARCO VERA: Hi.

RUBEN PIETROPAOLO: We are -- we started the last week of January. And we are converting in Morelia and Celaya, the personal sizes from Risco to Ciel. And we have a program in order to convert the whole company, trying to achieve specially that, in the next 12 to 18 months.

So this is what we have been doing accordingly with the actual situation. And then, we are working with the Coca Colacompany in order to establish future strategies for Ciel that has to be linked probably to the whole country since this a nationwide brand.

MARCO VERA: Sure. OK. My second question also relates to Mexico, Ruben. Is there -- are there any markets that you hold currently where you are selling flavors at a premium versus Pepsi flavors in Mexico?

RUBEN PIETROPAOLO: That we are selling our flavors as a premium versus Pepsi flavors?

MARCO VERA: Yes. Is there any market in Panamco that does that?

RUBEN PIETROPAOLO: No. No. The only thing that -- no. The answer is no. And GEUPEC in the Morelia territory, they have their own brand, as far as I know that doesn't belong to PepsiCo., but they have a really low price that they position as a B brand, and we are over them. But this is a different brand. It's not the PepsiCo brand.

MARCO VERA: Sure.

CRAIG JUNG: I'd also emphasize, Marco, I don't think our strategy on flavor pricing is any different, by the way than Coca-Cola FEMSA's.

MARCO VERA: No. I mean I just asked because Coca-Cola FEMSA has just recently closed that gap in flavors.

CRAIG JUNG: Right.

MARCO VERA: My final question relates to Venezuela. Should we expect any asset write offs there prior to the change in control or are these going to have to be assessed by the new owner? I mean, I realize you right sized the value of assets in October. But things have deteriorated there.

CRAIG JUNG: The short answer is no. You know, we've done and updated our testing relative to FAS 142 provisions. And at this time, we see no need to make any further write-offs.

MARCO VERA: Thank you.

OPERATOR: Thank you. Our next question comes from Mike Branca of Lehman Brothers. Please pose your question or your comments.

MIKE BRANCA, LEHMAN BROTHERS: Thank you and good morning. I have two questions for you. First, I was hoping you could shed some light on your new product activities across the broader geographies.

And what programs in terms of new CSD loan extensions you might have on the table for 2003, if you could provide us some color there, specifically on the -- in the Cola CSD category.

And second maybe, Craig, if you could maybe give some thoughts around the new Coca-Cola global bottle or consortium for joint procurement best practices and shared manufacturing and maybe give us some clarity as to the implication on Panamco's cost structure, let's say on a three-year basis.

CRAIG JUNG: Yes, Mike. I guess let me say first, our new products in the fourth quarter, we did launch new products in Costa Rica, Fanta Limon and also a separate flavor. In Brazil, we launched two SKUs of beer. And in Guatemala, we launched 1.5 liter returnable Pet of Fanta Naranja Orange.

Beyond that, we do have some new products planned for 2003. But I'm sure you can appreciate that for competitive reasons, we just simply will not disclose that.

Relative to the system initiative on purchasing in the bottler consortium, I'd add that that is also, you know, not only the top bottlers participating but also The Coca-Cola Company is supporting and participating in that program.

We and I, in particular, view that as a very positive move. We are not, at this point in time, factoring in the planned savings. We have a very good estimate of what we can realize as savings.

But I would add that that consortium is really now coming up to speed. And it will focus against three different classes of materials for purchasing. But I personally view it as a tremendous system initiative and one that has full support from all of the top bottlers.

MIKE BRANCA: OK. Thank you very much.

OPERATOR: Just as a reminder, if you do have a question, please press the number one followed by four on your touch-tone phone at this time. Once again, that's one followed by four on your touch-tone phone at this time.

We have a follow-up question coming -- we have a question coming from Roy Behren of Westchester Capital Management. Please pose your question or your comment.

UNKNOWN MALE #1: ... proxy, the language from the proxy.

UNKNOWN MALE #2: Hello.

ROY BEHREN WESTCHESTER CAPITAL MANAGEMENT: Oh, I'm sorry. Did somebody just call on me for a question? I stepped out of my office for a minute.

CRAIG JUNG: Yes.

ROY BEHREN: Sorry. This is Roy Behren from Westchester Capital. You referred to currency moves with regard to the material adverse change clause. In Venezuela, it was not an exception to the material adverse change. I was wondering if the same would apply for Mexico? Because it appears that the financing was just a dollar price translating into pesos.

ANNETTE FRANQUI: No. You misunderstood it. It is an exception both for Venezuela and for the rest of the country.

ROY BEHREN: Got it. So the peso...

ANNETTE FRANQUI: No. Currency fluctuations are excluded for the material adverse effect calculation.

ROY BEHREN: Super. Thank you very much.

OPERATOR: Thank you. We have a follow-up question coming from Lore Serra of Morgan Stanley. Please pose your question.

LORE SERRA: Yes. I'm just wondering if you could talk a little bit more about the situation in Venezuela. You talk in the press release about the loss in December being eight million but the loss for the quarter being 12 million.

So you were obviously losing a bit of money into the beginning part of the quarter. And you're talking about a burn rate of around five-and-a-half, six-and-a-half million. I'm not sure what's included in that, you know, you're scaling up production and distribution right now. I'm not sure if that's realistic, or you'll do better than that. Can you just give us a sense of, you know, what your expectations are with the caveat that I understand that the visibility is not very great here.

ANNETTE FRANQUI: Lore, let me explain a little bit why the numbers for the fourth quarter may look a little bit odd. Essentially there's one thing that somewhat distorts the numbers a little bit in Venezuela which is that because we use the U.S. dollar as the functional currency and we have a net liability position in Bolivares, the effects devaluation actually creates a gain in the balance sheet that is then allocated to the P&L account. OK. So that in it self creates a distortion. If you excluded the FX, essentially you were at much better numbers in October and November than in December. And pretty much all of the loss would be due to December. When you take in to consideration the FX, then the loss in December is less than the 12.2 that we show for the quarter. And if you wanted to call me after the call I can walk through with you, you know, what the adjustments are.

In terms of what we're looking for January, what we did was we had calculated an estimate and actually the numbers that are coming out of January are pretty similar to that. What we would lose is based essentially on the fixed expenses because we have done some adjustments, for example, with third parties etcetera, and that loss is about five-and-a-half to six-and-a-half million dollars that excludes FX fluctuations. It is very possible because the currency has devalued that you may have a number that is much better than that at the COP level. But the number if you want to call is between five-and-a-half and six-and-a-half.

LORE SERRA: That's assuming no production or is ...

ANNETTE FRANQUI: That is, for the month of January, assuming no production. In the month of December it was higher than that because we had actually produced some product that we didn't sell or we sold on a very limited basis. In the case of January, there is really no production.

We are now working -- and I'll let Craig, you know, explain through some of the plans, but we are now working, and we have been working for the last 60 days on different types of projections for when we resume our production how the numbers are going to look.

CRAIG JUNG: Yes, Lore, this is Craig. Let me also add, I've tried to emphasize both in our quarterly release, and also in our opening comments, that Venezuela will be a very gradual resumption of business. OK. One of the large issues facing the country is because PDVSA the Venezuelan oil company was on strike and production is still only at about one third of the normal levels, there is not gasoline broadly available in the country.

So I've tried to emphasize, from the time that the oil company resumes full production, we would anticipate that it would take probably 45 to 90 days before you see the pipeline refill with gasoline that would assure that we could resume our normal distribution activities. Until then, we do have some inventories of gasoline. We have about six days of inventory left. We do have product in warehouses. We are manufacturing a limited number of SKUs at three of our plants as we speak.

So it's going to be what I would call an environment of starts and stops. OK. Now relative to our burn-rate, one of the reasons that we continue to have operating expenses throughout the strike is because we continue to pay our employees. We are committed to Venezuela. We have been. We remain committed. And we will remain committed.

Now beyond that I would also say that obviously with the exchange rate being frozen today and looking forward, you know, it will place some pressure on the industry to be able to realize pricing. And I would note, you know, Pepsi in Venezuela has also been on strike since December second. They , along with us under the CAVIDEA, the manufacturers association umbrella, plan to return to limited work on Monday.

Now Kola Real has operated in Venezuela largely throughout the strike. I will tell you one of the things we believe is a positive that is that Kola Real has executed two price increases from December second onward, one on January third and the second this past Monday, February third. If you benchmark February third versus where their pricing was in December second, they've increased their 600 ml single serve Pet bottle 133 percent from 300 to 700 bolivars. They've increased their 1.5 liter Pet package, 133 percent from 600 to 1,400 bolivars. And they've increased their 2.6 liter Pet package, 122 percent from 900 to 2,000 bolivars.

Now as we execute our gradual return to market, for the existing inventory, we are selling it at our old list prices, and that is for legal reasons. Once we put new product, new production in the marketplace, we will be taking out a new price list. And obviously, that new price list will be geared towards ensuring that we can offset the impact of the devaluation on the business, because there are raw material components that are U.S. dollar denominated.

Now having said that, I'll also emphasize, we're the only manufacturer in Venezuela that has a large returnable infrastructure and we will fully leverage that returnable infrastructure as we resume operations.

LORE SERRA: Terrific. Thank you very much.

CRAIG JUNG: Sure. More than you needed to know.

OPERATOR: Thank you. Our next question is coming from Ana Zacapa of Bear Sterns. Please pose your question or your comment.

ANA ZACAPA, BEAR STERNS: Yes, good morning. This is Ana Zacapa from Bear Sterns. I was wondering if you could provide more detail on the Mexico performance in the fourth quarter? Especially on what measures were taken that resulted in the reduction in both cost of goods and the operating expenses. Thank you.

RUBEN PIETROPAOLO: We -- as you know, we have been working for the first nine months of the year reducing expenses, trying to reduce overhead and improving productivity measures. All of this was reflected in the last quarter of the year. We'll have reduced over 500 people in overhead improving productivity. We have improved our distribution center. We have reduced six distribution centers during the year. We have reduced route sales in the number of 20, while increasing our volume by over five percent.

And so we have been able to really implement all of these kinds of savings in the cash operating expenses line. That was reflected in the quarter.

On the other side, also we have been working with discounts and with some pricing. And even though the prices for the quarter did not an increase, the net effect of all of these things, really impact that. So if you consider what we have been doing in the last quarter and thinking that we are really in a position to start increasing some pricing next year, we see the future reasonable good.

ANA ZACAPA: OK. Thank you very much.

OPERATOR: Thank you. Our next question is coming from Jose Yordan of UBS
Warburg.

JOSE YORDAN, UBS WARBURG: Good morning everybody. I just had a couple of questions. One about your guidance of 469 million for the year I was wondering what FX assumptions you're using for Mexico for the peso for the average or year end or both for Mexico this year.

And then my second question was if you could just give us a little bit more detail on unit case volume growth for Mexico. We had that in the press release, but any color you can give on Mexico would be welcome.

ANNETTE FRANQUI: Yes, Jose, this is Annette, we are using a 10.42 exchange rate for year end '03. OK.

JOSE YORDAN: OK.

ANNETTE FRANQUI: OK. And in terms of volume growth we have for the fourth quarter for Mexico total unit case volume growth 4.6 and soft drinks of 4.8.

JOSE YORDAN: Great. Thanks a lot.

ANNETTE FRANQUI: OK.

OPERATOR: Thank you. Our next question is coming from Robert Ford of Merrill Lynch. Please pose your question or your comment.

ROBERT FORD, MERRILL LYNCH: Hi, good morning everybody. This is Bob Ford with Merrill can I get you to discuss your current operating trends across all of the major territories?

And then when you discuss cash burn, I would assume you're talking about cash flow. But what does that mean in something that I could see on the income statement with respect to operating income or EBITDA?

And then when you mention that you're beginning to introduce Ciel in Morelia/Celaya, what are you seeing in terms of acceptance of the brand of Ciel versus Risco in those two markets? And what do you expect going forward, as you roll it out in to the bigger presentations across the rest of the franchise territory.

And also you had mentioned, I think the closure of six distribution facilities and you said you reduced or eliminated 20 routes. Is that correct? Just 20 individual routes or were you referring to a percentage in terms of routes, because I was uncertain.

And then lastly, Annette, could you give us the rest of your foreign exchange assumptions for the remainder of the territories for 2003, please. Thank you.

ANNETTE FRANQUI: OK. Ruben why don't you answer the Ciel part, and on the consumer customer acceptance.

RUBEN PIETROPAOLO: OK. We started, as I mentioned, last week of January to change the personal sizes, half liter, of Ciel in Morelia and Celaya territories. I would say that it's too early to tell but the first reaction, the first 10 days we had not real changes. We explained to the customers, what we have been doing. And here is a brand that is known nationwide because they have national advertising.

So I think it's too early to tell but we don't foresee any real downside, on the contrary. I think that our expectation is that with the whole infrastructure that the core of our company has we will be able to push much more of thesebrands.

ROBERT FORD: Great.

ANNETTE FRANQUI: Yes, Bob, let me give you the exchange rates. For year-end, we have as I said, 10.42 for Mexico, 3.4 for Brazil, 3,003 for Colombia, 1,700 for Venezuela, and then 413 for Costa Rica, 15.3 for Nicaragua, and 8.4 for Guatemala.

In terms of the cash burn, that is essentially cash operating expenses. It is primarily the fixed cost and expense that we have in Venezuela. And as I said that number of five-and-a-half to six-and-a-half is the number that is not adjusted for any FX impact on the balance sheet.

ROBERT FORD: OK. Great. And then the -- just current operating trends the first month. And then also the one question for Ruben, the number of routes that you eliminated in Mexico, I just wanted to clarify that, because you mentioned 20, but I -- is that what it was just you eliminated 20 routes?

RUBEN PIETROPAOLO: Yes, what we did is we started with semi-dynamic dispatching. So for one pre-seller who used to have one route, one truck delivered where the pre-seller sold the previous day. And now we are working trying to have less routes, utilizing the maximum capacity of the truck. So this way we were able to reduce 20 routes from the total routes that we used to have. So 20 trucks I would say. And even though we have sold five percent more during last year. This is the comment.

ROBERT FORD: And right now, what's the average number of cases per day per truck in Mexico?

RUBEN PIETROPAOLO: I don't have this number in my mind. So I have an average but this is by territory. I can give you this number later, if you like.

ROBERT FORD: Great. Thank you very much.

CRAIG JUNG: Yes, Bob relative to, you know, what we see as operating results kind of out of the gates in 2003, what I would tell you is we're continuing to execute our Annual Operating Plan. We believe it's still valid, particularly, as I would emphasize relative to operating, OK. Volumes in Mexico in the month of January have been a little bit softer than we have seen in the fourth quarter. I would say relative to other bottlers in Mexico, I wouldn't say that's unusual. OK. The one thing I would say in Mexico that we're keeping an eye on we're going to be doing some work later this week is just, making sure we understand the impact of the exchange rate. That devaluation is running a little bit faster than we have in our plan, you know, owing concerns internationally about the potential for a war in Iraq.

So we'll keep an eye on that. We may -- you know, we reserve the right to be able to modify our pricing plans. But we keep it in perspective. OK. Again, to the consumer what they see is inflation. They don't see the rate of devaluation. However, I'd emphasize both Pepsi bottlers in general and Kola Real have a larger share of their business tied in packages that are U.S. dollar denominated or raw materials.

So, you know, my belief is that the market will be open and receptive to seeing more favorable pricing in the first quarter.

Central America clicking. OK. Paco Vasquez is our General Manager there, is outstanding. He is just having a great run. We're very proud of him. Colombia staying right on track, again currency is a little bit faster than we thought. But we believe we will have the opportunity to see some pricing on multi-serve packages, the Pet packages.

And Brazil, again, sticking to the Annual Operating Plan. Devaluation a little bit faster, but the guys, again know-how to make those trade-offs on pricing and mix management. So I'm very comfortable with where we're headed in the first quarter. Venezuela we've covered, I think pretty well.

ROBERT FORD: Great. And then with the FX move that you've had so far in Mexico, we continue to see a weaker FX rate in Mexico than you're forecasting. Would that have any implications for you packaging mix? Do you start pushing more of the returnable assortments and taking advantage of the glass that you do have in the marketplace there, to a larger extent?

CRAIG JUNG: Well I'd say yes, as much as the consumer and the customer will accept that. OK. There are some limits and constraints when you get into supermarket trade accepting returnable packages in Mexico. But yes, that's part of our channel and package mix management strategy.

ROBERT FORD: But I guess I'm just trying to understand if it makes sense at more modest movements in the FX rate to push Ref Pet, or a glass presentation over one-way. And I guess I don't understand the economics to the degree that you may in that determination.

CRAIG JUNG: Well again, as we said earlier, the bottom line is we think we have been very effective in competing against Kola Real. Their shares in our territories, what we have seen is that they tend in any market they've gone into, they tend to peak in month four and then decline. And the peak shares they've had in our territories were 2.8 percent of aggregate across our territories. They're now down to 1.6 percent and continuing to fall -- two to three-tenths each month.

The basis and what we really believe has been very effective was meeting their pricing upfront, but then executing a very specific program at point of sale, that is merchandising based and leverage on our call frequency on the customers.

So the net is that on 2 liter returnable Pet you know, I personally believe we've got the opportunity to realize some modest pricing on that package, OK, and that's just the marginal contribution play.

Relative to Pet, yes, we're going to be leveraging our returnable presentations. But at the same time, you know, I recognize we do have a large Pet business one-way. And devaluation is currently in January running at about 16 percent year-over-year. So, you know, we're not seeing fully the pricing to offset you know, the internal rate of inflation particularly on the cost of goods line.

So we'll assess whether or not we have the opportunity to take pricing, the team is going through that work today and we'll have a decision within the next two weeks.

ROBERT FORD: Great, thanks Craig. One last question, and that is are you seeing any other presentations that are in the market with the 2.6 liter, but have you seen any smaller personal sized presentations from Big Cola?

CRAIG JUNG: No, to date . No.

ROBERT FORD: Great. Thank you very much.

CRAIG JUNG: Sure.

OPERATOR: Thank you. Our next question comes from Jeff Kanter of Prudential Securities. Please pose your question or your comment.

JEFF KANTER: Hi, just a quick question, it seems as though you're looking for about a six percent volume growth as we head in to 2003 relative to '02. And I was just hopeful that you could kind of walk through where, you know, where the delta is going? Now where the delta is going to come from with particular attention, again to the Mexico and Brazil. But where do you think the biggest swing is going to be in that volume growth component?

CRAIG JUNG: You know, Jeff, I guess what I would say is we're not going to give guidance on a country-by-country basis. But obviously, if Venezuela has been out of market and out of pocket, you know, we do expect as we return -- and we had a tough year in Venezuela last year. So you may recall throughout almost the first five to six months we were at a 20 percent premium in prices relative to Pepsi. So as we see a resumption of activity in Venezuela, we think that will give us volume growth in that country.

JEFF KANTER: Yes.

CRAIG JUNG: Both relative to easy comps a year ago as well as by the time we get to December lapping no sales. We only had two half days of sales to supermarkets only in December.

JEFF KENTER: Right.

CRAIG JUNG: Beyond that, you know, what I'd really emphasize with our folks as we develop the 2003 Annual Operating Plan is reasonable volume growth trends, on a country-by-country basis and rational pricing relative to inflation. OK.

JEFF KANTER: That works for me. Thank you very much.

OPERATOR: Thank you. Our next question comes from Mike Branca of Lehman Brothers. Please pose your question or your comment.

MIKE BRANCA: Thank you again. Just three quick questions dealing specifically in Mexico and with a new Pepsi bottling system in place, the first question relates to large format stores. I'm wondering what new behavior do you see in terms of pricing? Or more clearly, linkage between the Pepsi product portfolio and the Sabritas portfolio in the large format storage?

Second, in terms of any suspicion you have or changes in capacity within the old GEMEX territories in terms of shifting production capabilities, returnables and the like revisiting kind of the story eight years ago.

And then number three actions by the new Pepsi team in the water category. Any color on that, Craig would be very helpful for us, thanks.

CRAIG JUNG: Yes, well let me first maybe talk about the large format piece. You know, I'm at least relatively familiar with Pepsi Bottling Group. Number one I would emphasis the large format stores in Mexico tend to really represent about six to eight percent of our total volume. OK? In any given month, it is not the U.S.

Second piece because of my experience with PBG and the programs that I had done in Wal-Mart when I was there, we'd been very proactive in all of the major change in Mexico, and particularly against, you know, working with Wal-Mart and Comercial Mexicana, you know, at a store level as well as a headquarters level on putting into place merchandising strategies that really create not only volume, but create value for customers as well. And you know I would welcome you to come down and spend some time going through a Wal-Mart or a Comercial Mexicana with us and you can see it for yourself.

Relative to power of one, yes, I'm sure that Sabritas and PBG will try to execute some power of one events. Again, you know I think the Coca-Cola system understands how to develop and executes promotions as well.

The one thing I guess I would say in the large format is for us, you know, PBG represents a competitor. They cover 20 percent of our territories. They do not cover the other 80 percent of our territories. So we have taken all appropriate actions, but we're not going to really revamp our business.

The other piece I'd say in large format, by the way, is you know there's been speculation about Big Colas moving to that channel, or Cott moving to that channel. The reality is if you go through those stores there have been price brands. There will continue to be price brands. That is a fact of life in any major large format channel in any developed country. OK?

Relative to PBG moves in water, to date, haven't seen anything of significance that is worth mentioning. Would they launch Aquafina? I've been very upfront, you know, over time that they've got a great brand in electro-pura, but I suspect they'll probably leverage the Aquafina name as well. OK?

MIKE BRANCA: And how about on the manufacturing side? Any sense that you might have in terms of capital, what he needs for the business, leaning more, gearing more towards returnables. What would be your guess?

CRAIG JUNG: Well I haven't seen anything that would say, you know, capital investments against returnable presentations. I'm sure they will reserve the right, and particularly if the macros are troubling, I'm sure they will reserve the right to be able to take a look at their returnable mix. In near-term because of the lead times involved to do that, I suspect they'd probably be trying to think about how to offset the internal rate of inflation, driven by the rate of devaluation and the impact that has on Pet packages and aluminum cans. OK?

The other side, again, what I would say is I think their focus in the near-term will be productivity within their plants and their warehouses, and beyond that the capital investment that we have seen them coming to market with is more on the cold drink side. But that wasn't unexpected. And again, in our Leon territories and our territories we've continued our investments against cold drink and expanding our presence and upsizing coolers and our paretto accounts from one door to three doors.

MIKE BRANCA: Thank you very much. I appreciate it.

CRAIG JUNG: Sure.

OPERATOR: Thank you. Our next question is coming from Alan Greenberg of CIBC World Markets . Please pose your question or your comment.

ALAN GREENBERG, CIBC WORLD MARKETS: Yes, hi, good morning. In the proxy you put forth the $469 million in cash flow number. Can you give us what Venezuela would represent when you put forth that projection?

ANNETTE FRANQUI: Hi, this is Annette Franqui. As I said before we do not give projections out in a country-by-country basis. Having said that as you have probably heard from some of your colleagues if you go through the proxy you can extrapolate some of the countries, so you can go ahead and do that.

ALAN GREENBERG: And is there, has there been a schedule put forth for beginning the syndication of the credit facilities?

ANNETTE FRANQUI: That is a question that is probably better asked from Coke FEMSA, but it is our understanding that they have already prepared the bankbook and are starting soon the process of syndication.

ALAN GREENBERG: OK.

ANNETTE FRANQUI: The lead banks as you know are JP Morgan and Morgan Stanley.

ALAN GREENBERG: Right, right, and as, have you had any additional conversations with the rating agencies just as a result of, you know, the developments in Venezuela or the currency issues that are starting to develop in Mexico?

ANNETTE FRANQUI: Again what I would say is that is something that you should ask Coca-Cola FEMSA. The developments in Venezuela other than what we have said today are no different than when we signed the merger agreement. And it is my understanding that the rating agencies, you know, were fully aware at that time. And in terms of the currency you would have to ask Coke FEMSA whether they have had a conversation.

ALAN GREENBERG: Thank you.

OPERATOR: Thank you. Our next question comes from Yang Xiang of HLM. Please pose your question or your comment.

YANG XIANG, HLM: Hi good morning. This is Yang Xiang from HLM management. I have questions on Mexico please and first on the supermarket side you mentioned the increased competition over there. Wonder maybe you can shed some light on it whether that refers to the Colasentrance to maybe Comercial. And secondly on the supermarkets again, wonder what's the current gap between the pricing over there versus the mom and pop stores in your territory. And lastly under pricing outlook in Mexico and wonder what's your view of maybe it's too early to ask and wonder if you have a view already? What's your view on the outlook in year 2003 relative to inflation? Thank you.

RUBEN PIETROPAOLO: Could you repeat the first question please?

YANG XIANG: Sure, the first one is on Mexico pricing, supermarkets. Wonder, you had mentioned the increased competition in the press release and thought for this reason why there was some pricing activities over there. I wonder whether you can shed some light on it? Say like specifically who are competitors you refer to or what all is happening over there?

RUBEN PIETROPAOLO: The supermarket represents about six percent of our volume in our territories. Of course you have always the price brands in supermarkets and we have been dealing with that for the last five or six years. The only thing that is happening now is that Big Cola is coming also as a price brand and at a supermarket has on a weekly basis we have been dealing with these kind of price promotions, one week off and then they come back again. So we don't see any major changes in what have been happening in the last three or four years in Mexican supermarkets in our territories, so we don't foresee any major problem on that.

CRAIG JUNG: I would add by the way, and this is not only true in Mexico but in any Panamco territories, you know, I've worked very closely with our folks in terms of really trying to make sure they think about inter-pricing architectures, about cross channel migration. You know we work actively to try to make sure that our prices, when we structure promotions in supermarkets, whether it's Mexico or whether it's Brazil or any other country that we don't see promoted price points on any SKU that would be below the list price that we sell our products for off of our route trucks and other channels. The minute you do that you end up having significant cross channel migration with small format customers buying from large format customers. That obviously hammers our march.

Now that's been part of our success in Brazil by the way in managing our business there from a channel and package mix management standpoint. The same is true in Mexico. I think what you saw in December was just, you know, a little bit heavier than ordinary competitive pressure in the month of December. You know the larger question as I said and I think it's a question not only for Panamco but for the industry as you see the rate of devaluation go at 16, 18 percent in Mexico, you know, that has an impact on the cost of

Pet bottles and the cost of aluminum cans. And your internal rate of inflation and your cost of goods start creeping you need to be able to offset that.

You can do a certain amount within cash operating expense controls. You can do a certain amount within channel and package mix management, but at the end of the day you're going to have to see some pricing improvement to offset that. And you've got to balance that against the rate of inflation that the consumer is seeing. So it's artwork, you know, we're doing that work at this point in time.

YANG XIANG: Thanks.

OPERATOR: Thank you. Our next question is coming from Pablo Zuanic of JP Morgan. Please pose your question or your comment.

PABLO ZUANIC, JP MORGAN: Good morning everyone. My first question is for Mr. Pietropaolo. For any, if I look at EBITDA margin of Coca-Cola FEMSA in Mexico/NOLAD I'm looking pretty much around 30 percent. If I look at the Panamco I'm looking around 22 percent. I mean simplistically one would think well Coca-Cola FEMSA management with more than 22 percent to 30 percent in a heartbeat. What would be wrong about that assumption? I mean I understand there are issues about the treatment of PTU. There are distribution issues, mix issues, but give me some color in terms of how those numbers, the way those numbers are comparable and if not, you know, what at world we should be doing to those numbers?

RUBEN PIETROPAOLO: Yes, Pablo good morning. We have two or three different things. One is we report in U.S. GAAP and Mexico with the Mexican GAAP and there is a difference between these two accounting principles. Second we have
....

PABLO ZUANIC: How much, I'm sorry, on that first point, how much would you quantify that at? I mean is it two points, three points?

RUBEN PIETROPAOLO: It's like one and half percent roughly.

PABLO ZUANIC: Right.

RUBEN PIETROPAOLO: One and a half percentage points. Second we have water that is in our volume, like 40 percent. So this means that the marginal contribution or the COP from soft drinks is much larger in our territories than as a whole with water. So if we extrapolate that, we also have a better, I will say soft drink would be a better margin alone, than with jug water, not in personal sizes. And on the other side if you compare and if you can see because of the concentration of that the FEMSA had in the beer and if you compare what they have in the southeast we, with exception of Leon and maybe Puebla, we need more distribution centers, we need more trucks and our efficiency productivity per truck is lower because of the size of the city. So I would say that these are the three things that are affecting our profitability as well as in the last quarter the pricing strategy with Ref Petin Puebla and Veracruz because Big Cola has their plant in Puebla and they've started in Puebla and they have much easier distribution over there.

PABLO ZUANIC: Right, and that's very good. Now on the third point that you mentioned, how much would you quantify that at? Are we talking, is it 100 basis points, 200? What would be your best estimate?

RUBEN PIETROPAOLO: You mean on the concentration?

PABLO ZUANIC: Yes.

RUBEN PIETROPAOLO: This is what I would do is very easy. We can have, I would say the difference between, I don't know southeast, the southeast of FEMSA I would be much more comparable with that. But it is very difficult really to
....

PABLO ZUANIC: Yes, OK.

RUBEN PIETROPAOLO: ... I don't have the response at this question (ph).

CRAIG JUNG: Yes, note for what I would tell you, and this is, you know, this is from having spent a little bit of time at looking at it and also I think from just outtakes from our integration kickoff meetings in Mexico, I think Coca-Cola FEMSA from my perspective they're outstanding operators. They really work their distribution network hard. There are obviously synergies to be had because there's the opportunity to rationalize the number of plants, the number of warehouse where our territories are contiguous. They already have those, you know, clearly on their radar screen as a priority, and in fact I would tell you the integration of Mexico is the number one priority in the entire integration work. So they will be going after that. I think they've got a very realistic, you know, and meaning very conservative assumption on synergies that they can derive by integrating their two operations.

PABLO ZUANIC: That's a good point. I appreciate the color you gave us there. One more question, Ruben, and I'm sorry to come back to the issue of pricing. When I'm looking at your revenue per case in dollars, quarter-by-quarter and I convert it into pesos, pretty much from December to December the peso price was flat. That means about a four percent decline in real peso terms compared to the people who had two percent increases. I'm assuming that that has to be because of the competitive environment that you face compared to other bottlers. Like for example Coca-Cola FEMSA in Mexico City.

That necessarily from my point of view is not going away. I understand that Big Cola has doubled their capacity. They are running at full capacity. So just give me -- what I'm trying to understand first of all is why do you think the competitive environment will allow you to increase prices? That's the first question. And on the same topic, what would be the price differences between your Bajio region and your Gulf region if I'm trying to, if I'm walking around Celaya, Leon, Morelia, what would be the price difference I would be looking at? Are they very similar or are you getting better prices in the Bajio and if so is it because the competitive environment there is healthier, i.e. Big Cola hasn't arrived? Any color there would be appreciated, Ruben.

RUBEN PIETROPAOLO: OK, Pablo first as you know in December of 2001 we had a very aggressive pricing for the last, for 2000/2001 we have been pricing up ahead of inflation and ahead of the devaluation. So we're coming really from a very highly competitive pricing that was ahead of our main competitor and also ahead of other Coke bottlers neighbors o us. So this is why we have been restructuring our price architecture and now we are in a, I would say, good position to keep growing again. This is why we came down. We didn't increase. On the other side, yes is correct that in Golfo due to Big Cola we have been pricing down the two liter Ref Pet, but on the side and as Craig mentioned before because of the devaluation that the -- the 16, 17 percent devaluation -- this will be affecting Big Cola also. So, they will not be able to really keep making money if the devaluation stays where we are.

So, we think that we will be able, and because of the execution, to increase price in the Gulf area where Big Cola is stronger. We have a difference between Gulf that is Puebla Veracruz Xalapa and Bajioby one and two pesos. We have the Ref Pet at 11 and 12 pesos. We have 12 pesos in Leon where we have a very healthy profitability. So, what we have been doing is trying defending Gulf and at the same time trying to be maximizing profitability in Bajio. This is the situation and in Bajio Big Cola is really not -- it's really starting to come in the recent months.

So, this is why I think that with the execution that we have been having and with the results and dropping the market share of Big Cola we will be able to have some pricing in two liter Ref Pet in order to restore profitability in Gulf area.

PABLO ZUANIC: OK, thank you. And just one last question, Craig. In Venezuela, if you remember, at the end of November you guys had to cut prices because Polar cut prices. And I don't recall if it was over 20 percent on the two-liter presentations. I assume that because in December there were no sales we're not seeing the impact of that price cut in your fourth quarter numbers of Venezuela. Is that correct?

CRAIG JUNG: Yes, that's correct. Bottom line, what I would tell you I think some people have blown what I did in Venezuela, and I emphasize I personally did, way out of proportion. Right. December 2nd we changed the price on two-liter PET packages in Venezuela from 1,200 bolivars to 1,000 bolivars. That was all a pricing architecture decision. The Pepsi Venezuela operation had priced their primary package 1.5 liter at the time, if I recall, were about 800 bolivars for their package. They're effectively on a per-liter basis, discounting at nine to 10 percent relative to our two liter PET package. I sent a very clear signal and said I am going to remain competitive during the peak volume consumption period in the year, December. All right. That's all it was, matching the competition.

Now, bottom line, the strike happened December 2nd. There was no effect and we are now in the process of revamping our pricing architecture relative to what we've seen Kola Real come out, which is a benchmark. We will restore a premium to Kola Real, reflecting our brand equity and preference, but I want to make sure that we've got a healthy pricing architecture in Venezuela and one that will maximize our profitability and also deliver volume growth in that country as we resume operations.

PABLO ZUANIC: But does that mean that then if Polar do not increase prices on that format you will increase prices anyway?

CRAIG JUNG: Well, I want to see what Polar does. I always reserve the right to make any adjustments or corrections so that we ensure that we balance what we're trying to achieve financially and what we're trying to achieve from a market share position. But, again, if you just think about the math, the rate of devaluation is 118 percent year over year. We have much more of a returnable infrastructure in Venezuela than our competition has. Kola Real is 100 percent and Pepsi I don't know their exact number, but I can assure you we have well over twice the returnable volumes that they have in the country. So, if you work the math from their perspective, unless they are finding a way to procure PET bottles at lower rates than the market leader in Venezuela, I have to believe that they're going to be in a position where they need to take pricing and take it aggressively in order to continue to deliver a rational level of marginal contribution.

PABLO ZUANIC: Right. That's very good. Thank you very much.

CRAIG JUNG: Sure.

OPERATOR: Thank you. Our next question is coming from Simon Roosevelt of Kushman Capital. Please pose your question or your comment.

SIMON ROOSEVELT, KUSHMAN CAPITAL: Good morning to you all. Just a quick question or two on the merger agreement.

I noticed that you skipped Venezuela in your definition of antitrust laws. I was just wondering if you could comment a little bit to the extent you know what sort of regulatory approval processes are necessary there and how if at all you expect those to be impacted by the government's obvious distraction with other events there.

The second question is, if I understood you correctly, essentially what the MAC clause does with regards to Venezuela is use December 23rd as a baseline instead of September 30th. If you would just confirm that my understanding of that is correct, I'd appreciate it. Thank you.

ANNETTE FRANQUI: Yes. Let me clarify that. The baseline is in indeed the events that we have seen up to December 23rd as well as what at the time we forecast would happen from the signing of the merger agreement to the closing. OK. And, as you remember, on December 23rd we had already been on a strike for three weeks and we did not see that there was a resolution in the short term.

CRAIG JUNG: Yes. Let me also comment on the regulatory approvals that have been filed, and Carlos Hernandez, who's our general counsel, is with me, so he can correct me if I stumble here.

But the regulatory filings that we have to place are in the U.S., Mexico and Brazil, and they have been made. OK. And there's more information on that in the preliminary proxy statement. Brazil was filed on January 14th. There's a statutory time there of 120 days. Mexico was filed on January 20th, with a statutory time of 80 days. U.S. was filed on January 22nd with a statutory time of 30 days. I would add Mexico and Brazil regulations do not prevent the transaction from closing if the regulatory approvals are pending. And as an aside, the U.S. granted regulatory approval yesterday, last night. So, that one's already cleared. Venezuela there is no requirement for us to do any regulatory filing for antitrust.

SIMON ROOSEVELT: So, there are -- if I understood you correctly, you just told me that there are no regulatory filings as far as you're aware that need to be made in Venezuela in order to complete the transaction.

CRAIG JUNG: That's correct.

SIMON ROOSEVELT: OK. Thank you very much.

OPERATOR: Thank you. Our next question comes from Brett Patelsky of Tiedemann. Please pose your question or your comment.

BRETT PATELSKY, TIEDEMANN MANAGEMENT: Yes. I wondered if you could in Venezuela just give us any guidance as to what the EBITDA numbers would be going forward, what the expectations are.

CRAIG JUNG: Brett, I would tell you again we do not provide guidance on a country-by-country basis. And as we tried to stress earlier, right now I think it's very difficult for anyone to be able to forecast any results in the near term in Venezuela. We have a very good handle on what our cash operating expense's burn rate is. We've taken some steps to address that. We have continued to pay our employees. We have taken several managers out of the organization, either because we had planned to do that on performance related issues or in concert with consolidating down from eight sales regions to four, which is already in our plan.

BRETT PATELSKY: The -- when -- with the expropriation of the products at the warehouse, has there been any feedback as to whether you'd be compensated for that? What's your understanding of that if it happens again? And are you insured at all?

CRAIG JUNG: Well, Brett, let me state, number one, for the incident that happened at our plant in Valencia, Venezuela on January, if I recall, 17th, the trucks that were taken out by the National Guard that were loaded with product were all returned and, interestingly, were returned with all product on them. OK. So, there have been no losses of vehicles, have been no losses of products.

What I would secondly say is we have secured working with CAVIDEA, the Venezuela Food Manufacturer's Association, and similar to other major food manufacturers, we currently have three court order injunctions in Venezuela. One is within Valencia, the city itself, that protects our plant, our vehicles and our inventories. The other two are national court injunctions that prevent seizure of plants, seizure of vehicles, seizure of inventories. OK?

BRETT PATELSKY: OK.

OPERATOR: Thank you. Our last and final question comes from Steven Hanson of Millennium Partners. Please pose your question or your comment.

STEVEN HANSON, MILLENNIUM PARTNERS: Hi. You stated earlier in the call that you expect no further write down of assets in Venezuela. But do you expect any write up or write down of assets in any country as it relates to merger accounting on the close?

ANNETTE FRANQUI: That is a question that you need to ask Coca-Cola FEMSA (ph). That is their purchase accounting and that's something that I'm sure at the appropriate time they will talk about.

STEVEN HANSON: OK. Have you already done that analysis on your own and just can't state it, or is that still part of the integration efforts?

ANNETTE FRANQUI: No. It is not relevant to us. It is the responsibility of the purchaser to do that analysis. As we said before, we have done the analysis that we need to do for purpose of FAS-142 in Venezuela, and we're fine there. And in the rest of the countries it's not an issue. But, as I said, Coke FEMSA will have to do that analysis themselves.

STEVEN HANSON: OK, thank you.

CRAIG JUNG: Operator?

OPERATOR: Mr. Jung, that's all the questions we do show for today.

CRAIG JUNG: OK. Well, thank you very much. And, again, I thank all of you for your continuing interest in Panamco. And I want to assure you that we will keep you apprised of any important developments as we proceed through the first quarter towards the close of the Coca-Cola FEMSA transaction. Thank you very much.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time, and have a wonderful afternoon.

END